THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call EVENT DATE/TIME: FEBRUARY 22, 2013 / 1:30PM GMT OVERVIEW: ANF reported full-year 2012 adjusted diluted EPS under retail method of $3.22. 4Q12 net sales were $1.469b, adjusted non-GAAP operating income on retail method was $281m and adjusted non-GAAP diluted EPS under retail method was $2.21. Expects 2013 diluted EPS to be approx. $3.35-3.45 and expects slight loss per diluted share in 1Q13. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP of Finance and Controller*

Mike Jeffries *Abercrombie & Fitch Co. - Chairman and CEO*

Jonathan Ramsden *Abercrombie & Fitch Co. - EVP and CFO*

CONFERENCE CALL PARTICIPANTS

Betty Chen *Wedbush Securities - Analyst*

Randy Konik *Jefferies & Co. - Analyst*

Barbara Wyckoff *CLSA - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Marni Shapiro *Retail Tracker - Analyst*

Liz Dunn *Macquarie Research - Analyst*

Lorraine Hutchinson *BofA Merrill Lynch - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Jeff Black *Avondale Partners - Analyst*

Brian Tunick *JPMorgan - Analyst*

Steph Wissink *Piper Jaffray - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

John Kernan *Cowen and Company - Analyst*

Lindsay Drucker Mann *Goldman Sachs - Analyst*

Erika Maschmeyer *Robert W. Baird - Analyst*

Adrienne Tennant *Janney Capital Markets - Analyst*

Anna Andreeva *FBR Capaital Markets - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch fourth-quarter 2012 earnings results conference call. Today's call is being recorded. (Operator Instructions). We will open the call to take your questions at the end of the presentation. We ask you that you limit yourself to one question during the question-and-answer session.

At this time, I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Co. - VP of Finance and Controller*

Good morning and welcome to our fourth-quarter earnings call. Earlier today we released our fourth-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials available on our website. Also available on our website is an investor presentation which we will be referring to in our comments during this call.

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Today's earnings call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the investors section. The call is scheduled for one hour. Joining me today are Mike Jeffries and Jonathan Ramsden. Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. In addition in our press release this morning we announced that the Company has converted to the cost method of accounting for inventory. We will discuss the background to and impact of this change later in these prepared remarks. In general, our comments for the fourth-quarter and full-year 2012 results are based on the retail method of accounting, to be consistent with the basis on which we gave our guidance coming into the quarter. Also as a reminder, the fiscal 2012 retailer calendar includes a 53rd week and therefore fourth-quarter and full-year comparable sales are compared to the respective 14-week and 53-week periods ended February 4, 2012. Finally effective with the fourth-quarter results, we are moving to reporting our primary comparable sales metric inclusive of direct-to-consumer sales. We believe this change is appropriate now that we have a more established comparable sales base for our international direct-to-consumer operations. For comparison purposes, we are also continuing to provide comp store sales excluding direct-to-consumer. We will now begin the call with a few remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan and me. After our prepared comments, we will be available to take your questions for as long as time permits. With that, I will turn the call over to Mike. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Good morning, everyone. We are very pleased with our results for the fourth quarter. Our sales were in line with our guidance coming into the quarter and our earnings exceeded expectations due to a very strong gross margin performance along with continued tight expense control. Excluding impairment charges, our adjusted diluted earnings per share for the year was $3.22, under the retail method. Total sales for the quarter were up 11%. Total comparable sales including direct-to-consumer sales were down 1% with the US flat and international down 3%. Despite a challenging US retail environment over the holiday period, our core US chain store plus US DTC comparable metric remained positive as reflected in the chart in our investor presentation. Our international comparable sales represented a further sequential improvement in the trend with growth remaining very strong in direct-to-consumer. This trend improvement was most notable in Hollister, where we had positive comp store sales in Scandinavia, Belgium, Spain, Hong Kong, and China. Importantly, we saw significant sequential improvement in our sales trend in the UK despite that economy dipping back into negative growth. Overall, international sales represented one-third of our business for the quarter. If international business in US stores is included, the figure is closer to 40%. While international comparable sales have been negative for the past several quarters, we are encouraged by the improving trend and by the diversification benefits of our increasingly global presence. Turning to gross margin, our strong performance for the quarter reflected a significant year-over-year benefit from lower product cost but also a moderated promotional stance during the high-volume holiday shopping periods and the effect of generally lower levels of clearance inventory. We also saw good sellthrough in key categories such as outerwear and jeans. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

On a full-year basis, we achieved overall sales growth of 8% and had a third successive year of healthy year-over-year growth in sales and adjusted earnings per share. We also generated strong free cash flow for the year and ended the year with our balance sheet in great shape after having returned about $380 million to shareholders during the year through share repurchases and dividends. Beyond the numbers, I'm extremely optimistic that we are well-positioned to make continued significant progress over the next few years. Our brands remain incredibly strong and resonate on a global level. On the front line of our business, our stores organization does a world-class job of presenting those brands to the world and running stores like no one else. We are well positioned to reap the benefits from all the investments we have made in systems over the past couple of years including the new merchandise planning system, the conversion to cost method for inventory, and our DTC investments. Speaking of DTC, our business this year achieved total sales of $700 million versus $290 million just three years ago. We now have an international DTC business doing around $230 million in volume at very high margins and growing rapidly. We have made great progress on DTC but still see major opportunity ahead of us. Most importantly, our strengths as a Company are underpinned by an extremely talented team of associates and our ability as a team to focus on achieving our goals. But while all of that is unquestionably true, it is also true that our profitability is not where it needs to be. We have made progress in our operating margins over the past couple of years, but they are still well below historical levels. That is despite the benefit of our highly profitable international business. So this clearly represents a major opportunity for the Company and we believe this opportunity lies in two specific areas. First, revisiting our operating model and identifying processes and investments we make in our business that may have had a return at one point in time but no longer do today. These are complex issues to address. They involve cross functional impacts and they involve re-examining things that have become a core part of how we do business. With regard to this initiative, we have established a cross-functional team led by two senior leaders and supported by a team of other senior associates with the mandate to perform a detailed review of opportunities to simplify processes, to eliminate low value added components of our model, to increase efficiencies, and to lower expense. This initiative is a major corporate priority and we believe there is a very significant opportunity. We are engaging an outside consulting firm to support us on this project and we expect to have completed the diagnostic phase of the project by the end of the first quarter and be in a position to better quantify the opportunity at that point. The second initiative relates to average unit retail. We have launched another cross-functional team to identify ways to increase our AUR particularly in our US stores and US DTC. This team is also being led by a dedicated senior level leader. Making progress on AUR will help our gross margins and also contribute to expense leverage. Overall, if we can make meaningful progress on these initiatives; we believe it is a realistic goal to drive our operating margin back to at least the low teens over the next few years. However, no benefit from either of these two initiatives is assumed in our outlook for 2013. Beyond these initiatives, our focus remains on the strategic initiatives we outlined back in August of last year with regard to merchandising, inventory productivity, insight and intelligence, customer engagement, optimizing expense in AUC, and US store closures. We believe our merchandising strategies are already paying off in what you have commented that you have seen in our assortments. This includes increased vendor collaboration to leverage the expertise of our supply chain partners during the product development cycle. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

With regard to insight and intelligence, we are now engaged in our first global market research study. Our goal is to better understand our customers' perceptions of us as well as our key competitors. Geographically, the scope includes North America, Western Europe, and Asia. Regarding customer engagement, more than 1.5 million new customers have joined our club programs since their launch in the third quarter, which is in addition to the 3.5 million previously existing customer contacts that we brought into the club who are also eligible to receive member benefits. Our overall CRM file now contains over 10 million contacts. From a social media perspective, we have also now exceeded the 10 million fan milestone on Facebook for Hollister and for the second year in a row, Hollister was a top five nonpaid trending topic on Twitter during Black Friday. Through continued focus on our key strategic initiatives including the two cross-functional initiatives I discussed a moment ago, we are confident that we can drive significant and sustainable improvements in our performance. Coming back to 2013, while we anticipate a slow first quarter due to a number of topline pressures, we anticipate another year of earnings growth in line with our long-term goal of annual EPS growth of 15% or slightly better. With that, I will hand the call over to Jonathan, but I will be available to take your questions later. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Thanks, Mike, and good morning, everyone. Brian will talk in more detail about the retail to cost conversion in a few minutes but I would like to say that we are very pleased to be making this change. We believe the cost method better aligns with our focus on realized selling margin. It is already giving us much better visibility in drill down capability into our merchandise plans. The conversion resulted in an increase in diluted EPS for 2011 and a reduction for 2012 which is primarily due to markdowns taken on very high carryover inventory at the end of 2011. In general on a forward-looking basis, we do not expect the change to be significant to reported EPS. Brian will go into more detail on this in a moment. Moving onto the numbers to reiterate what Mike just said, we are very pleased with our results for the quarter. The Company's net sales increased 11% to $1.469 billion. Total US sales including DTC increased 1% and international sales including DTC were up 34%. Total DTC sales including shipping and handling were up 26%. Including direct-to-consumer, comp sales were down in 1% to last year comprising comp store sales down 4% and comp DTC sales up 17%. Within the quarter, comparable sales were stronger in November and January. Gross margin for the quarter under the retail method improved 920 basis points year-over-year reflecting a significant year-over-year benefit from lower product cost and much lower carryover fall inventory. In addition, gross margin benefited from a moderated promotional stance during the high-volume holiday shopping periods and the effect of generally lower levels of clearance inventory. On an adjusted non-GAAP basis, operating expense as a percent of sales for the quarter was approximately 180 basis points higher than last year, driven primarily by the deleveraging effect of negative comp store sales, higher direct-to-consumer expense, and higher MG&A expense including incentive and other compensation expense. Operating income for the quarter under the retail method and on an adjusted non-GAAP basis what $281 million versus $149 million a year ago and operating margin increased 790 basis points to 19.1%. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Our GAAP results for the quarter included an impairment charge of approximately $7 million related to 17 stores. All of these stores are domestic stores and excluding one Gilly Hicks store opened four years ago or more. Diluted earnings per share for the quarter under the retail method on an adjusted non-GAAP basis were $2.21 versus $1.12 for the prior year and represented our strongest fourth-quarter performance since 2007. Turning to the balance sheet, we ended the quarter with total inventory under the retail method down 36% versus year ago and inventory under the cost method down 37%. Under both methods, we had a significant benefit from lower fall carryover inventory and lower inventory in transit as well as a significant year-over-year AUC benefit. We ended the quarter with approximately $646 million in cash and cash equivalents including our undrawn credit and term loan facilities. This equated to total pro forma liquidity of $1.146 billion as of February 2, 2013. Yesterday we elected to draw down the full $150 million from the term loan and this cash will therefore be available to supplement our operating cash flow in funding our 2013 capital allocation priorities. For 2012 as a whole, we generated approximately $345 million of free cash flow, which was net of capital expenditures of $340 million. We repurchased 7.5 million shares during the year at an average cost under $43 including 1.2 million shares purchased during the fourth quarter. We ended the quarter with 78.4 million shares outstanding. With regard to our expectations for fiscal 2013, we are projecting full-year diluted EPS of approximately $3.35 to $3.45. This would represent another year of healthy earnings growth against the restated cost method adjusted EPS of $2.90 for 2012. This projection includes an assumption of approximately flat overall comp sales including direct-to-consumer with slightly negative comp store sales. It assumes gross margin rate improvement compared to fiscal 2012 gross margin rate of 62.4% under the cost method, somewhat offset by expense to deleverage due to negative comp store sales and higher DTC expense. The projection also assumes a full-year tax rate approximately in line with prior year and full-year diluted weighted average share count of approximately 81.3 million shares, which does not include the effect of any potential share repurchases during the year. With regard to the first quarter of fiscal 2013, we are anticipating some significant headwinds on the topline due to much lower levels of fall carryover inventory compared to last year on top of a difficult macroeconomic environment. However, we anticipate a significant improvement in the gross margin rate. Based on the above, we are projecting a slight loss per diluted share for the quarter versus a restated loss of $0.25 per diluted share for the first quarter of last year. This projection assumes high single digit negative comparable sales for the quarter. We expect comparable sales to improve significantly in the second quarter as the first-quarter headwinds that I mentioned a moment ago diminished and we pick up tailwinds as we anniversary inventory flow issues that adversely affected us last year during the second quarter of last year. With regard to real estate plans for the year, we expect to open A&F flagship locations in Seoul and Shanghai as well as approximately 20 international Hollister stores. These will include our first Hollister store in the Middle East as a result of a now fully executed joint venture agreement with Majid Al Futtaim Fashion. Our first stores in the region will be in Dubai, where we anticipate expansion to Abu Dhabi, Kuwait, and Qatar in the next couple of years. In addition during 2013, we will open our first stores in the Southern Hemisphere in Australia and enter Japan with Hollister. We expect capital expenditures of around $200 million for the year with estimated pre-opening costs of around $30 million for the year. During fiscal 2012, we closed 47 stores and we expect to close approximately 40 to 50 US stores in 2013 primarily through natural lease expirations at the end of the year. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Our capital allocation philosophy remains to be highly disciplined in allocating capital to where it will derive the greatest return on a risk-adjusted basis. After allocating capital to new stores and other internal projects that provide superior returns, we continue to expect to return excess cash to shareholders. The chart on page 16 of the investor presentation illustrates our capital allocation for the past several years. Finally, I would like to echo Mike's comments about our optimism coming into 2013. There will certainly be challenges during the year particularly in the first quarter but we are going to be highly focused on the two initiatives Mike talked about and expect that these will lead to sustainable and meaningful improvements in our operating margin and return on invested capital. We will talk more about this on our next earnings call. Before handing the call over to Brian, I would like to take a moment to welcome a new member of our finance team. Sanjay Singh has recently joined us from Procter & Gamble, where he was most recently the Finance Director of Global Beauty Care. In his over 20 years with P&G, Sanjay spent much of his time in Asia including roles based in China, Japan, and Korea. Among other responsibilities, Sanjay will be overseeing our long-term financial and strategic planning process and many of you will likely meet him in that context. With that, I am going to hand over to Brian to provide some more details on the retail cost conversion and to add some more color on our results for the quarter and fiscal year. Brian Logan - Abercrombie & Fitch Co. - VP of Finance and Controller Thanks, Jonathan. I will start by taking a few minutes to discuss the retail to cost conversion. In addition to my comments, please refer to the change in method of accounting for inventory Q&A included as an appendix in our investor presentation. During the fourth quarter, we changed our method of accounting for inventory from the retail method to the weighted average cost method. This was enabled by a systems conversion project that has been underway for some time but which was completed during the quarter. Under the former retail method, a cost to retail relationship was established at the item level based upon weighted average cost and initial retail selling price. When the retail selling price of an item was permanently reduced, the Company reduced the value of its inventory and recorded a charge to cost of goods sold so as to maintain the already established cost to retail relationship. For example, if a permanent markdown was taken to reduce the retail selling price of an item by 10%, the book value of inventory on hand would also be reduced by 10% with a corresponding charge to cost of goods sold. In addition, the value of inventory on hand at the end of a reporting period was reduced and charged to cost of goods sold by recording a valuation reserve that represented future anticipated permanent reductions in retail selling price. Under the cost method, the Company does not reduce the value of its inventory or recognize any impact of permanent reductions to the retail selling price and cost of goods sold unless the Company expects to sell the merchandise below original cost, in which case the inventory will be reduced to the expected selling price. Using the same example I gave a moment ago under the cost method, inventory book value would not be reduced and there would be no charge to cost of goods sold unless the reduction in selling price dropped below cost and then inventory value would only be reduced to the new selling price. As a result of these differences in accounting for permanent markdowns in ending inventory, the conversion to the cost method had a number of impacts on the Company's financial statements including increasing the value of inventory and creating timing differences in cost of goods sold. For example, in the fourth quarter of fiscal 2011, EPS under the retail method was $0.30 less than it would have been under the cost method due to elevated levels of markdowns taken on very high carryover inventory levels under the retail method. Conversely in fiscal 2012, we ended the year with much lower carryover inventory levels which required fewer markdowns and the lower markdown reserve than a year ago under the retail method. This resulted in EPS for the fourth quarter of fiscal 2012 under the retail method being $0.20 greater than under the cost method. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Had we had normalized carryover levels at the end of fiscal 2011, we would not have seen such a significant divergence between the retail and cost method results in fiscal 2011 and fiscal 2012. Additionally, operating income among our three operating segments, US Stores, International Stores, and DTC, as well as our other category was impacted by the conversion. Under the retail method, the other category included charges associated with permanent markdowns taken on merchandise held in the distribution centers. Under the cost method, the segment that ultimately sells the merchandise now bears the full cost of inventory markdowns. This effect is most significant for the DTC segment due to its role in clearing end of season inventory. Refer to page 12 of the investor presentation for an analysis of the segment level operating performance for fiscal years 2012 and 2011 under the cost method. The Company believes the new methodology is preferable as it better aligns with the Company's operational focus on realized selling margin and improves the comparability of our financial results with those of its competitors. The change was effective as of February 2, 2013 and was applied retrospectively to fiscal 2011 and fiscal 2010. The Company has included in its release this morning a schedule of restated consolidated statements of income for fiscal 2011 and fiscal 2010, along with restated quarterly consolidated statements of income beginning with the first quarter of fiscal 2011. In connection with this change, the Company's annual 10-K filing will be reported on the cost method with prior-year figures restated accordingly. The Company determined that it would be impractical to restate fiscal years 2009 and prior. Coming back to the quarter, as reported, fourth-quarter comp sales were down 1% with comp store sales down 4% and comp direct-to-consumer sales up 17%. By brand, comp sales were flat for Abercrombie & Fitch, up 4% for abercrombie kids, and down 2% for Hollister. Across the brands, male performed better than female. The gross profit rate for the fourth quarter under the retail method was 65.3%, 920 basis points better than last year's fourth-quarter gross profit rate, reflecting a significant year-over-year benefit from lower product costs and the effect of reduced markdowns in ending inventory from lower levels of clearance inventory. The gross profit rate for the fourth quarter under the cost method was 63.4%, 390 basis points better than last year's restated fourth-quarter gross profit rate, primarily driven by lower product costs. Stores and distribution expense for the quarter was $577 million or 39.3% as a percentage of net sales. Store and distribution expense for the quarter included charges for impairments of $7.4 million. Excluding the effect of these charges, the stores and distribution expense rate for the quarter was 38.8% compared to 37.7% last year excluding impairment, asset write-down, store closure, and lease exit charges. The increase in stores and distribution expense rate was primarily the result of deleveraging negative comparable store sales and higher direct-to-consumer expense. MG&A for the quarter was $122 million versus $112 million last year. Last year's fourth quarter included $10 million in charges related to legal settlements. The increase in MG&A expense was due to increases in incentive and other compensation-related expenses, marketing, IT, and other expenses. We reported other operating income of $13.7 million for the fourth quarter, which included income of $4.8 million related to business interruption insurance recoveries associated with Superstorm Sandy. Last year we reported other operating expense of $7.6 million for the fourth quarter, which included a charge of $13.4 million related to the Company's holdings of auction rate securities. The tax rate for the year was 35.4%. Details of international Hollister store openings for the quarter are included on page 20 of the investor presentation. At the end of the quarter, we operated 285 Abercrombie & Fitch stores, 150 abercrombie kids stores, 589 Hollister stores, and 27 Gilly Hicks stores. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

This concludes our prepared comments. We are now available to take your questions. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Betty Chen, Wedbush Securities. Betty Chen - Wedbush Securities - Analyst Congratulations on a great quarter. I was wondering, Jonathan, if you can talk a little bit -- or Mike -- about the guidance for Q1 comps of down high single digit. I think you mentioned in your prepared remarks some impact maybe from macro conditions as well as the inventory flow. Is it also based upon some of the trends you are seeing now in February and also why we should expect that to increase significantly in the second quarter? That will be really helpful, thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Let me take a stab at this. We went -- have come into the first quarter knowing that we have tailwinds primarily from the lack of cold weather inventory that we had on hand last year. We are anticipating sales losses due to that through the middle of March. We were also very concerned about macroeconomic -- the macroeconomic situation coming into the first quarter. Second quarter, we see that we won't have the same problem in terms of liquidating carryover merchandise. However, we also see that we will be in a better position versus last year. If you will remember we had a real problem with flowing newness into the stores. We also think that the cannibalization effect is diminishing in Europe. So first quarter is really going to be a margin opportunity. We believe that for the reasons I just mentioned, second quarter will see a resumption of healthier sales levels. Operator Randy Konik, Jefferies. Randy Konik - Jefferies & Co. - Analyst Great, thanks a lot. Jonathan, can you give us a little perspective on just what you saw in the international business during the quarter in terms of maybe traffic or regional perspective? And just remind us what were the compares we are going to face up against in international going forward? Then just lastly, any update on how you are thinking about from a planning -- working on from a planning and allocation perspective with regards to the inventory. It is nice to see that the fall carryover is down and should we expect these carryover levels to continue to moderate as we go forward through the year and beyond? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Randy, sure, on the first point, we saw a sequential improvement in the trend everywhere pretty much in Europe. I don't think there were any exceptions to that and we saw the two-year trend pick up a bit in the stores. Obviously we had very strong direct-to-consumer growth, so the overall comp for international as we said was down a little bit. In Europe, it was actually slightly better than that given the very strong direct-to-consumer growth we saw in Europe. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

In terms of compares, we do get more of a tailwind coming into Q2. We did see a step down in the international business from Q1 to Q2 of last year. That's one of the tailwinds that will help us from a comp standpoint in Q2. In terms of inventory levels, we expect them to be down year-over-year at the end of Q1 and Q2 on a dollar basis. We haven't given guidance for the back half of the year at this point. Operator Barbara Wyckoff, CLSA. Barbara Wyckoff - CLSA - Analyst Good quarter. Some of the US stores that don't serve tourists doing now that the other teen retailers are sort of forging their own identity. Then just as a follow-up, can you talk about the learnings in the stores in the various countries in Asia? Then lastly, as things have stabilized or starting to stabilize in Europe, are there any stores that you would not open today if you could make that decision again? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Would you repeat the first part of the question, Barbara? Barbara Wyckoff - CLSA - Analyst Okay, of the US stores that don't serve tourists, how are they doing now that you're prior direct competitors are sort of dancing to their own thing, they forged their own identity and they are not copying you? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO We call those the promotional stores, which have no tourist business and we are pleased with how they are doing. The trend clearly improved during the year and I think you're right that we are all in kind of different zones. Those stores in the US did better than the stores that were tourist-related, which relates to the weakness in the international business versus the US. Jonathan, do you want to talk about the second part of the question? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Sure, Barbara. I think on the second point, we have always said there are probably one or two, maybe three stores in Europe that if we had our time again we might not open. Frankly one of the ones we've talked about in the past has had a dramatic improvement over the last few months, so I think we wouldn't really include it in that category anymore today. So there's probably one or two at this point that we would not have opened if we were doing it over again. Operator Janet Kloppenberg, JJK Research. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst Good morning, everyone. Congratulations. A couple of questions particularly on the guidance, I think what you are saying is that your clearance inventory is down significantly, so you are forfeiting a lot of business because of that. Perhaps you could talk a little bit about full priced selling trends and what you are seeing there and if there's encouragement, if there are encouraging signs there both domestically and internationally? Also in the third quarter you gave us a breakdown in the US of the flagship comp versus the branch comp. I was wondering, Jonathan, if you could talk a little bit about that? And, Michael, do you think the macro economic situation in the United States has worsened from the fourth quarter to the first quarter and is that affecting -- is that also affecting comps here in the month of February? If you could talk a little bit about February trends that would help because we have been hearing that it's tough this month and I think there's a lot of reasons behind that. But I would love to hear more. Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO We can't comment on current quarter business. We haven't and we won't. I will comment on regular priced selling. I think we have lots of good news within regular priced selling and I believe that we are taking advantage of the merchandise initiatives in terms of more current fashion. I think you are seeing that in our assortments and you will see it on an ongoing basis. The floor set that we did this week I thought was new, different. The floor set we're going to March week one is going to be more newness, March week three more newness. So I am encouraged by how new fashion is selling. Now we can go from there to Jonathan. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO On the second part of the question, flagship and tourist stores in the US did comp negatively better than the international rate and they did sequentially improve from Q3 to Q4. Operator Marni Shapiro, Retail Tracker. Marni Shapiro - Retail Tracker - Analyst Congratulations on a good quarter. Your stores don't have very much inventory in them at all. I'm thinking about throwing a party in one of them. I was curious about dovetailing on what Janet was asking about the new merchandise, it seems that the inventory you are bringing in of the new product is -- you're not bringing in much of it and it's turning very quickly. So as we move into March and later in the season, is the assumption that you will increase the percentage, the buys behind that fashion? Clearly the denim will remain a core part of your buy but what I am seeing is a lot of what you have in fashion that is selling you are buying so few units that it's turning too quickly and I'm curious how -- as we march through the season, how that's going to change? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO You are absolutely correct that we are turning it quickly. We planned on turning it quickly. We will increase the inventory levels through deeper buys as we proceed through the quarter. We will be very happy with where we are from an inventory level perspective in second quarter. That's 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

one of the reasons for my optimism about second quarter becoming very much better than first quarter. But your question and your observation is a good one but it's really based on the good news, which is we are turning through this new fashion very quickly. Operator Liz Dunn, Macquarie. Liz Dunn - Macquarie Research - Analyst Thanks for taking my question. I guess first just a clarification on the guidance. If you had not made this accounting change, would the rate of EPS growth be similar that you are forecasting for 2013? And also I was just wondering about your decision to draw down on the debt. Can we assume that that will be used for repurchases? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO On the first part, had we stayed on the retail method, we would have expected that the guidance would've been broadly comparable to what we were guiding to on the cost method. I think part of that is the effect that Brian described in his comments of that benefit we had in the first quarter of 2012 from markdowns that were taken in the fourth quarter of 2011 on that high fall carryover inventory. So broadly speaking as we said with normalized inventory levels, we would expect that the results on a retail and cost method would not significantly diverge, that the guidance would've been broadly similar although obviously somewhat academic at this point and it would depend on what assumptions we made about markdown reserves at the end of 2012. In terms of the continued drawdown on the debt, that was part of the arrangement for adjusting the facility. That will add to the capital we have available for repurchases or for other capital allocation priorities during the year. Operator Lorraine Hutchinson, Bank of America Merrill Lynch. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you, good morning. How are you thinking about the long-term store count in Asia and are there any lessons learned in Europe that you've applied to the rollout over there? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Lorraine, that's a great question. It's something we have not yet at this point put a specific external goal on where we see store count or volume going. It is something we are focusing a lot on internally. We are going through a comprehensive review of our long-term strategic plan, which we will be working on over the next few months. And as part of that, we are doing a very deep dive into Asia now that we have a base there of having opened quite a few stores, we are looking at the real estate opportunity, productivity levels where we can be with the direct business relative to the stores, what marketing efforts we need to support the growth in different markets and it does vary by market. So we're in the midst of diving into that as well as frankly beyond Asia, other parts of the world such as the Middle East, the Southern Hemisphere. So at this point we are not ready or able to give a specific outlook for Asia but we're getting closer to being able to do that. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

I think in terms of lessons applied from Europe, clearly Europe has been a huge success for us. I don't think there were a lot of negative lessons we would take out of that. We will certainly be conscious of the cannibalization point as we open up in Asia. I don't think there are any other sort of significant learnings that we would apply. I think Asia, having said all of that, is very different to Europe and we need to be mindful of that as we enter into the region. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO I think I'd like to add, though, that we are continuing to gain optimism about Asia, and let's just go through the reasons. In China, we are comping positively at Raffles City in Shanghai and MixC in Shenzhen, and we expect to comp positively at Galleria in Beijing when it enters the comp base. We recently opened our fourth Hollister store in China. We believe that the Shanghai flagship will be important to the development of the brand -- the brand awareness in China. Hong Kong remains a really bright spot. Festival Walk remains strong, even after opening Hysan and Pedder Street, and is comping positively. Festival Walk and Hysan are two of our highest performing Hollister stores in the world. And in addition, Pedder Street is obviously doing major volume. We are enthusiastic about Korea. We opened our second Hollister store in Seoul a couple of weeks ago and we are excited about Japan with the introduction of the Hollister brand spare. So we think Asia is going to be a major opportunity for us and we are off to a very good start. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Great, thank you. Good morning. Mike, I am wondering if you can share some of your strategic thinking behind this change in accounting methodology. It strikes me that it's not simply just a change in accounting methodology but you are looking to drive different organizational behavior and I am wondering if you can talk about anything you have seen so far and what do you think the medium- and long-term financial benefits of this sort of new way of thinking, new way of running the organization are likely to be? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO I'll let Jonathan have a stab at that. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Let me just give a couple of high-level observations on that, Kimberly. I think historically on the retail method our focus was on IMU and our systems were oriented towards IMU and to some degree as merchandise moved through the cycle we lost visibility on the original historic cost the merchandise and therefore had limited visibility on the selling margin. So given the evolution of our business model, given the complexity of our business model and the multiple different channels we operate in and the different economics of those channels, it is a very different story to where we were four or five years ago. Being able to focus on selling margin is extremely helpful in how we look at the business across channels and within channels and the systems conversion we've gone through gives us much greater ability to drill down into the numbers and to understand what's rolling up into the overall plans as opposed to having to have done a lot of that stuff outside of the system the past couple of years while we have been working through this system conversion project. So high-level, that's how I would characterize it. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO I would reinforce that, Kimberly. It's a way for us to have a better detailed view of the business, which is a complicated business today. I am thrilled with what I am seeing in our sessions and I think I have said this, what we are uncovering in these sessions looking at the business this way. A big opportunity. Operator Jeff Black, Avondale Partners. Jeff Black - Avondale Partners - Analyst Just staying on that topic -- and hi, guys. On the -- Mike, you mentioned you are looking at processes and investments that had a high return that you are not getting that return out of now. Can we talk about what are some examples of what that might hit? Are you talking on the investment side about store concepts that might not be generating the return you thought? Are you talking about product investments that aren't generating the return or categories? Is that primarily domestic or does that also get to some of the international things you've been doing? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Jeff, I would rather not talk about this now because we have, as I said, a team looking at everything we are doing. We said and I will say again we hope to bring more color to this conversation at the end of the quarter but speaking to anything now I think would be premature. Operator Brian Tunick, JPMorgan. Brian Tunick - JPMorgan - Analyst Thanks. Good morning, guys. I guess for maybe Mike, you made some comments that you guys are looking for AUR opportunities in the US and just curious about your comments or thoughts about AURs on the international side of the business, what do you think we're going to see over the next year or so from a price point perspective and maybe how that flow through to where you think international margins should come out? Maybe, Jonathan, on the capital allocation side, can you remind us sort of what your minimum cash balance sort of view and how the partnership in the Middle East, maybe how the economics might work for you versus all the Company-owned stores that you have opened before? Thanks very much. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Let me go for the first part of the question. The AURs will over the year increase in the international stores. We -- and this is going to come through honestly ticketing a little higher in those stores. I think we got too low. It did not impact the sales. It probably impacted the sales negatively, so we have upside in AUR in the international stores. We will start to see the benefit end of second quarter clearly in the fall. Before I turn it over to Jonathan, I am going to be in Roosevelt Field on Saturday morning if you're going to be around, Brian. Or anybody. Jonathan? 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Brian, on the second part of the question, we have said in the past and it remains the case that we want to have at any given point in time including at the trough of the cycle cash on hand of $350 million. So that's our lower guard rail in terms of what's available to fund repurchases or other capital priorities at any particular point in time. In terms of the economics in the Middle East, on a four-wall basis we would view the model as being very similar to elsewhere in the world. Our partner there will be sharing in the capital investment and they will also be taking a return related to the investment they are making in those stores. Operator Steph Wissink, Piper Jaffray. Steph Wissink - Piper Jaffray - Analyst Good morning, everyone. Thank you. Mike, if you could just share with us a little bit about how you are using or plan to use the CRM database, which is quite robust at this point, to target your marketing or allocate your merchandise and even some of the things that you've mentioned around AURs? If you could just share with us a little bit of your intentions there? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Sure, the good news at this point we have a robust amount of data in the database, a lot of customer information. The next step as we have described in the past is to start leveraging that in terms of how we segment and ultimately personalize messaging to different groups of consumers. So we are getting closer to being able to make that a reality. We've talked about it for a fairly long period of time as we've built up the programs. But with the back office system developments and the number of customers we now have in the database, that's much closer to being a reality. The other things we are continuing to look at is the overall content of the clubs and programs, how we increase the front-end engagement with the customers to make sure we keep the numbers growing in those clubs and they continue to be active participants in the clubs. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst Good morning, everyone, and congratulations. Product flow improvement and speed to market certainly has been a factor in your improved performance. Where are you relative to the goal and does it differ by channel? Does it differ by men's or women's? Or does it differ by domestic and international? Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Domestic and international would be the same. It is more important in female than in male. We are cautious about how much we are increasing our chase component of speed to market because as I have said, there are some downside to chase. But I think it's most apparent in the female portion of our business across the brands. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Operator John Kernan, Cowen. John Kernan - Cowen and Company - Analyst Good morning, guys. Thanks for taking my questions. What -- it looked like a little bit of a follow-up to Brian Tunick's question. It looked like the international four wall margin was down about 600 basis points year-over-year. The domestic four wall margin was up year-over-year for the full fiscal year. What is embedded in your guidance in terms of those two, the change in the four wall margin both internationally and domestically in 2013? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO John, in terms of the international margins, we continue to expect that they are going to remain at 30% or greater which they were on both the retail and cost methods for 2012. We would expect to continue to make some progress on the US store margins and on DTC, we would expect to remain now on the restated cost method in that kind of high 30s range in terms of an overall segment margin. Operator Lindsay Drucker Mann, Goldman Sachs. Lindsay Drucker Mann - Goldman Sachs - Analyst Thanks. Good going, everyone. Jonathan, I was hoping you could give some detail on what your AUCs as it relates to gross margin -- what your AUCs were in the period and also your AURs? And then what your outlook is for AUC specifically in the first and second quarter? And then just on the inventory point, maybe you could help us kind of understand how much money perhaps you left on the table by the inventory being so thin in the period, any metrics you can give as far as what your average inventory was during holiday versus the normal run rate or any other way for us to quantify the impact of that? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO I will try to get through as much of that as I can. AUC during the fourth quarter was down in the midteens range. That was something we had indicated I think coming into the quarter was broadly where we expected to be. That's broadly in line with where we are going to be for Q1. We would still expect AUC to be down year-over-year in Q2. The question about how many dollars left on the table due to thin inventory levels, that's a really tough question to answer. I think we are very happy with how we margined out during the quarter. Clearly we had a very substantial rate -- gross margin rate improvement on both the retail and the cost methods. I think we are happy with that. We are happy that we were able to be more promotional -- be less promotional so I'm not sure if we were doing it all over again we would have chosen to approach it any differently quite frankly. Average inventory versus holiday or run rates, I'm not sure that's something we can really get into, frankly. Operator Erika Maschmeyer, Robert W. Baird. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Erika Maschmeyer - Robert W. Baird - Analyst Thanks and congratulations. I just wanted to follow up on your early gut instincts on AUR and where you expect to be able to increase that in the US. And then I know last year you had tried ticketing a bit higher internationally. How do you think you will go about it differently this time? Then just one quick clarification. Does your Q1 comp guidance include DTC? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Instincts on AUR, again, I would really not like to get into detail because we have a wonderful team really investigating this. But we see that just low hanging fruit, new systems will enable us to be pricing better by segment, by tier. There is an opportunity, immediate opportunity to how we are tiering fashion versus core by tier. There are lots of opportunities here but again, let's save this conversation until this team comes up with its conclusions. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Erika, yes, the Q1 guidance is total comparable sales. Operator Adrienne Tennant, Janney Capital Markets. Adrienne Tennant - Janney Capital Markets - Analyst Good morning. Let me add my congratulations. Mike, the spring trends, it seems like you are spot on there. I was wondering what -- Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Thanks. Adrienne Tennant - Janney Capital Markets - Analyst You're welcome. You had said something about deeper buys entering the second quarter and I was just wondering if you meant more choice count on breadth or deeper key items? Then secondarily, Jonathan, just so I understand this accounting change, it sounds like when markdowns are high, retail understates earnings. When they are lower, the retail method overstates the earnings. So this year it would seem that the cost method would understate the earnings. I'm just wondering when do we sort of normalize that and get that back so that overall earnings power of the Company remains the same? So sorry if I am not understanding that correctly. Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Let me respond to the first part of the question. I think Marni got that exactly right. We need deeper buys, not more breath and you will see that in second quarter. Jonathan? 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO Adrienne, on the second point in terms of normalizing going forward, as we said earlier, if we have normalized inventory levels at the beginning of a period and end of a period, there shouldn't be a significant divergence between the retail and cost methods. So assuming at the end of 2013 our inventory levels are normal, then the EPS we would deliver under the cost method would not be significantly different to what we would have delivered under the retail method, is the short answer. I think we are anticipating there are going to be quite a few questions around this and certainly we will be happy to talk to people one on one as we work through today and early next week in terms of follow-up calls but that's probably the headline that's most helpful. Operator Anna Andreeva, FBR. Anna Andreeva - FBR Capaital Markets - Analyst Great, thanks so much. Congrats to a strong end to the year. Jonathan, to double check, is there any impact from the change in accounting in the first quarter? Just trying to understand if there is any of that headwind to get to your guidance for a slight loss? I'm not sure if I missed this but what were the fall overturns internationally in the 4Q? I think you gave us the year on a cost basis but what was it on the retail business in the fourth quarter? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP and CFO On the cost method, the international four wall was 33.8% in Q4. We are checking the retail figure. Importantly the methodology we have changed to now includes all third-party selloff of excess merchandise in those margins, so that's actually a slightly more conservative way of presenting those international margins but we think is comparable with the US stores. If you look at Q1, if you go to the very end of our investor presentation, when you look at the restated cost method data for 2012, you will see that first of all overall, our restated cost method basis EPS for 2012 Q1 was a loss of $0.25. If you look at Q1 by segment, you will see for example that US stores had a 7.9% four wall margin in the first quarter of 2012, which is obviously very low. That reflected the fact that in the first quarter of last year we were selling a lot of fall carryover merchandise at significant markdowns. The AURs were not always all that low because a lot of it was outerwear for example but the margin we were making on that carryover was extremely low and therefore when you restate Q1 on the cost method, the earnings per share goes down significantly from where it had been on the retail method. So relative to that Q1 restated loss of $0.25, we are anticipating significant year-over-year progress in EPS to come up with that slight loss in Q1 of 2013. On the retail method in Q4 of last year, the international margin would have been in the range of 33% to 34%. Is that right? Sorry, 37%. Sorry, I read off the wrong number there versus the 34% that we are reporting on a restated cost method basis. Operator That does conclude our question-and-answer session. I will now turn the call back over to our host for any closing or additional remarks. Brian Logan - Abercrombie & Fitch Co. - VP of Finance and Controller I think that's it. Thank you. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Thank you, everyone. Operator That does conclude today's conference call. Thank you for your participation. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2013, Thomson Reuters. All Rights Reserved. 5009217-2013-02-26T21:40:51.180 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 22, 2013 / 1:30PM, ANF - Q4 2012 Abercrombie & Fitch Co. Earnings Conference Call